Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

April 26, 2012

CFO Commentary on First Quarter 2012 Financial Results and 2012 Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, April 26, 2012 at 5:00 p.m. EDT to review its first quarter results and 2012 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until April 25, 2013.

Summary

The company’s first quarter net sales of $333.1 million were equal to net sales for the first quarter of 2011. Gross margin contracted approximately 50 basis points, while the company’s cost containment efforts succeeded in limiting first quarter spending growth to approximately $6.4 million, or 4.8 percent (before restructuring charges of approximately $4.0 million). First quarter 2012 operating income (including restructuring charges) totaled $5.4 million, compared to first quarter 2011 operating income of $17.9 million. First quarter net income totaled $3.9 million, or $0.11 per diluted share, including restructuring charges of $2.8 million, or $0.08 per diluted share, net of tax, compared with first quarter 2011 net income of $12.8 million, or $0.37 per diluted share.

First Quarter Financial Results

(All comparisons are between first quarter 2012 and first quarter 2011, unless otherwise noted.)

Net Sales:

Unseasonably warm weather continued to mute demand for outerwear and cold-weather footwear in North America and Europe, resulting in lower comparative reorders from the company’s wholesale customers, as well as weaker demand from the direct-to-consumer channel.

Regions: Mid-teen growth in LAAP and flat U.S. offset by declines in EMEA and Canada

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Net sales in the Latin America and Asia Pacific (LAAP) region increased $9.5 million, or 14 percent, to $76.8 million, including a 2 percentage point benefit from changes in currency exchange rates. Japan net sales increased 23 percent, driven primarily by the Columbia brand, and included a 6 percentage point benefit from changes in currency exchange rates. Net sales in Korea increased 14 percent, including a 1 percentage point negative currency effect. Net sales to LAAP distributors decreased 6 percent, reflecting proportionately greater shipments of Spring 2012 advance orders in the fourth quarter of 2011.

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U.S. net sales of $193.0 million were essentially unchanged in comparison to the first quarter of 2011, as a mid-single-digit increase in direct-to-consumer sales was nearly offset by a low single-digit decrease in U.S. wholesale net sales. The company operated 51 U.S. retail stores during the first quarter of 2012 compared with 48 during the same period in 2011.

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Net sales in the Europe, Middle East, and Africa (EMEA) region decreased $6.3 million, or 14 percent, to $38.1 million, including a 3 percentage point negative effect from changes in currency exchange rates. A high-teen percentage decline in the Columbia brand was partially offset by growth in the Sorel brand. Net sales in EMEA direct markets declined 13 percent, including a 4 percent negative effect from currency exchange rates, while sales to EMEA distributors declined 20 percent.

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Net sales in Canada declined $3.7 million, or 13 percent, to $25.2 million, including a 2 percentage point negative effect from changes in currency exchange rates. The decline was concentrated primarily in the Columbia and Mountain Hardwear brands.

Product Categories: Apparel, Accessories & Equipment growth offset by Footwear decline

•	Global Apparel, Accessories & Equipment net sales increased $5.6 million, or 2 percent, driven entirely by growth in the Columbia brand, partially offset by a decline in Mountain Hardwear net sales.

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Global Footwear net sales decreased $5.6 million, or 10 percent, reflecting a 38 percent decline in Sorel brand net sales, as well as a mid-single-digit percentage decrease in Columbia brand footwear sales, primarily due to the effect of unseasonably warm weather.

Brands: Modest Columbia brand growth offset by declines in other brands

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Columbia brand net sales increased $5.0 million, or 2 percent, to $293.1 million, with low-teen and mid-single-digit percentage growth in the LAAP region and the U.S., respectively, offset by high-teen and low double-digit percentage declines in the EMEA region and Canada, respectively. A low single-digit percentage increase in net sales of Columbia apparel, accessories & equipment was partially offset by a mid-single-digit percentage decrease in net sales of Columbia footwear.

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In what is historically a low volume quarter for the Sorel brand, net sales decreased $3.9 million, or 38 percent, to $6.4 million, resulting primarily from declines in the U.S. and Canada, partially offset by increased net sales in the EMEA and LAAP regions. The unseasonably warm 2011 winter, compared with a very cold 2010 winter, accentuated this comparison.

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Mountain Hardwear brand net sales decreased $1.0 million, or 3 percent, to $30.7 million, resulting primarily from declines in the U.S. and Canada, partially offset by increased net sales in the LAAP and EMEA regions.

•	Montrail brand net sales decreased 3 percent to $2.9 million.

Gross Margin: 50 basis point contraction due to higher closeout sales volume

First quarter 2012 gross margins were 44.4 percent, a decrease of approximately 50 basis points, predominantly driven by:

•	a higher volume of promotional and close-out product sales resulting from excess inventory exiting the unseasonably warm winter, and

•	higher input costs,

partially offset by:

•	favorable foreign currency hedge rates,

•	lower air freight costs, and

•	a shift in geographic and channel sales mix.

Selling, General and Administrative (SG&A) Expense: Cost containment measures limit SG&A growth

First quarter 2012 SG&A expense increased $10.4 million, or 7.8 percent, to $144.6 million, including restructuring charges of $4.0 million. SG&A represented 43.4 percent of net sales, compared to 40.3 percent in last year’s first quarter. The $6.4 million increase, net of restructuring charges, was primarily the result of:

•	expansion of direct-to-consumer operations globally,

•	information technology initiatives, including our ongoing ERP implementation, and

•	the anniversary effect of prior year additions to staff.

During the first quarter, management implemented a number of cost containment measures in an effort to limit full year SG&A expense growth to a rate comparable to anticipated net sales growth. These measures included an approximate 2 percent reduction in global headcount, curtailment of various compensation and benefit increases, and reductions in travel, events, and other discretionary spending.

Operating Income: Cost containment measures limit operating margin contraction on flat sales

Operating income totaled $5.4 million, or 1.6 percent of net sales. Excluding restructuring charges of approximately $4.0 million, operating income totaled $9.4 million, or 2.8 percent of net sales, versus operating income of $17.9 million, or 5.4 percent of net sales, in the first quarter of 2011.

Income tax expense equated to a 30.4 percent effective tax rate, compared to a 30.0 percent rate in the first quarter of 2011.

Net Income:

Net income totaled $3.9 million, or $0.11 per diluted share, including restructuring charges of approximately $2.8 million, or $0.08 per diluted share, net of tax, compared with net income of $12.8 million, or $0.37 per diluted share, in first quarter 2011.

Balance Sheet: Strong cash position, inventory up on higher unit costs, receivables up on extended terms of closeout sales

The balance sheet remains strong with cash and short-term investments totaling $252.8 million compared to $335.3 million at the same time last year. At March 31, 2012, approximately 37 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at March 31, 2012 increased 16 percent, to $253.3 million, compared to $218.9 million a year ago, reflecting significant close-out and distributor sales late in the fourth quarter of 2011 with longer than average terms that are scheduled to come due early in the second quarter of 2012.

Consolidated inventories at March 31, 2012 totaled $366.6 million, an increase of $63.5 million, or 21 percent, from the same time last year. This increase was due, in part, to the warm winter, changes in product mix and higher average unit costs on 7 percent fewer units. A majority of the excess inventory is being held for disposition through our direct-to-consumer channels. We expect second quarter inventory levels to remain elevated at a rate comparable to the 21 percent year-over-year comparison at the end of the first quarter, including the effect of earlier anticipated receipts of Fall 2012 inventory purchases. We expect inventory levels at the end of the third and fourth quarters to be comparable to last year. Actual year-end inventory levels will ultimately be dependent on winter weather and corresponding sell-through, Spring 2013 growth rates, timing of inventory receipts, and the overall stability of macro economic conditions.

Year-to-date 2012 Cash Flow

Net cash provided by operations in the first quarter of 2012 was $22.2 million, compared to $36.4 million in the first quarter of 2011. The decline was primarily the result of lower net income in the first quarter of 2012.

Capital expenditures totaled $14.2 million, compared to $10.5 million in the first quarter of 2011.

The company paid quarterly cash dividends of $7.4 million during the first quarter of 2012 and made no repurchases of common stock. Approximately $58.8 million remains under the current repurchase authorization.

2012 Outlook

Our fiscal year 2012 outlook assumes:

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up to 1 percent growth in net sales, with higher direct-to-consumer sales in the U.S., (including the planned addition of 11 outlet stores), Korea and Japan, and increased wholesale sales in our Japan and international distributor businesses, largely offset by lower wholesale sales in Europe, Canada and the U.S.;

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gross margin contraction of 30 to 50 basis points, reflecting an inventory liquidation strategy that is expected to generate a higher proportion of promotional and close-out sales at lower gross margins and higher input costs, partially offset by favorable foreign currency hedge rates and reduced air freight costs; and

•	slight SG&A leverage (excluding restructuring charges incurred in the first quarter)

Full year operating margin, including restructuring charges and higher anticipated licensing income, is expected to be comparable to 2011 operating margin of 8.1 percent. Excluding restructuring charges, the company expects slight operating margin improvement compared with 2011.

We implemented cost containment measures during the first quarter with the goal of limiting 2012 selling, general and administrative expense growth to a rate comparable to anticipated 2012 sales growth. These measures are expected to generate operating margin leverage in the second half of 2012, offsetting the operating margin deleverage expected during the first half of the year.

The company is modeling a full year effective tax rate of 26 percent; however, the actual rate could differ, perhaps significantly, based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

We are currently projecting 2012 capital expenditures of approximately $65 million, comprising information technology, project-based and maintenance capital, and direct-to-consumer expansion.

We remain focused on driving innovation, transforming our supply chain, managing inventory and expense, and nurturing stronger emotional connections with consumers to drive long-term growth.

Second Quarter 2012 Outlook

We expect a high single-digit increase in second quarter 2012 net sales compared with second quarter 2011, driven by earlier shipments of international distributors’ increased Fall 2012 advance orders and increased direct-to-consumer sales globally, partially offset by decreased wholesale sales in the U.S., Europe and Canada.

We expect second quarter 2012 operating margin to improve by 50 to 100 basis points compared to second quarter 2011. The improved operating margin outlook anticipates approximately 275 to 325 basis points of SG&A expense leverage, partially offset by gross margin contraction of approximately 200 basis points. The anticipated SG&A leverage reflects the expected high single-digit sales growth, driven primarily by our international distributor business, and effects of the cost containment measures implemented during the first quarter. The expected contraction in second quarter gross margin anticipates increased promotional and close-out sales at lower gross margins, a higher proportion of distributor shipments which carry lower gross margins, and higher input costs, partially offset by favorable foreign currency hedge rates.

The company is modeling an effective income tax rate for the second quarter of 40 percent, which is driven primarily by the anticipated pre-tax loss and the geographic mix of income.

The second quarter is the company’s lowest volume quarter, which amplifies the effect of changes in the timing of shipments and the incremental fixed costs of the company’s operations. All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Important Change in the Company’s Financial Outlook Protocol Implemented This Quarter

Our business and internal management processes have evolved significantly in recent years, including a broader geographic scope, larger international distributor and direct-to-consumer operations, increased automatic replenishment programs and changes in the multiple data points we use to plan our business.

In evaluating and modifying business processes in connection with our planned ERP implementation, we have concluded that providing two seasonal backlog reports at March 31 and September 30 is not material to an understanding of our company and our future expectations. Accordingly, we have modified our outlook protocol in an effort to bring our public disclosures in line with how we internally plan, forecast and manage our business and to provide greater clarity for investors.

Beginning with first quarter results reported today, the company has discontinued providing semi-annual backlog, but will continue its established practice of communicating future financial expectations by providing an annual outlook, updated quarterly, along with a detailed outlook for the ensuing fiscal quarter that includes, among other things, the most up-to-date assessment of customer commitments, retailer sell-through and consumer trends. These annual and quarterly financial outlooks provide relevant GAAP-basis information about anticipated sales, gross margins, SG&A expenses, operating margin, tax rate, cash flows and working capital for the respective periods, and incorporate the wide range of variables we consider in our internal management and forecasting processes.

Dividends

At its regular board meeting on April 20, 2012, the board of directors authorized a quarterly dividend of $0.22 per share payable on May 31, 2012 to shareholders of record on May 17, 2012.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, currency hedge rates, product innovations, cost containment measures, restructuring costs, supply chain management, information technology initiatives and marketing plans in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure, data management and business process initiatives, failure of which could result in significant disruptions to our business; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.